Exhibit 11.1

Applied Films Corporation
Computation of Earnings Per Share

(in thousands, except shares and per share)
For the year ending June 28, 2003

BASIC EARNINGS PER SHARE
Earnings (loss) from continuing operations	$1,710
Income (loss) from discontinued operations	344

Net Income (loss)	$2,054

Weighted average number of common shares outstanding	11,095,604

Earnings (loss) per share
Basic:
Earnings (loss) from continuing operations	$0.15
Income (loss) from discontinued operations	$0.03

Net Income (loss)	$0.18

DILUTED EARNINGS PER SHARE
Earnings (loss) from continuing operations	$1,710
Income (loss) from discontinued operations	344

Net Income (loss)	$2,054

Weighted average number of common shares outstanding	11,095,604
Assuming exercise of stock options	446,422
Assuming repurchase of treasury stock	(292,468)

Weighted average number of common shares outstanding, as adjusted	11,249,558

Earnings (loss) per share
Diluted:
Earnings (loss) from continuing operations	$0.15
Income (loss) from discontinued operations	$0.03

Net Income (loss)	$0.18